Exhibit 5.1

[S&C Letterhead]

January 29, 2016

New York Community Bancorp, Inc.

615 Merrick Avenue,

Westbury, New York 11590.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of 103,715,234 shares (the “Common Shares”) of Common Stock, par value $0.01 per share, and 135,000 shares (the “Preferred Shares”) of 6.50% Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of New York Community Bancorp, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

(1) When the registration statement relating to the Common Shares and the Preferred Shares (the “Registration Statement”) has become effective under the Act, and the Common Shares have been duly issued and delivered as provided in the Agreement and Plan of Merger, dated as of October 28, 2015, by and between Astoria Financial Corporation, a Delaware corporation (“Astoria”), and the Company (the “Merger Agreement”) as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.

(2) When the Registration Statement has become effective under the Act, a certificate of designations with respect to the Preferred Shares substantially in the form filed as an exhibit to the Registration Statement has been duly filed with the Secretary of State of the State of Delaware, and the Preferred Shares have been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Preferred Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP